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                            TAX ALLOCATION AGREEMENT



                                     Among


                            The Dow Chemical Company


                              Hoechst Corporation

                                      and


                            Marion Merrell Dow Inc.


                            Dated as of May 3, 1995


- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                    Page

Section 1.         Certain Defined Terms............................  1
    Audit...........................................................  1
    Combined Report.................................................  2
    Combined Reporting..............................................  2
    Combined Return.................................................  2
    Combined Taxes..................................................  2
    Effective Date..................................................  2
    Extended Due Date...............................................  2
    MMD Member Liability............................................  2
    MMD Matter......................................................  3
    Non-Federal Taxes...............................................  3
    Non-Federal Tax Return..........................................  3
    Separate Taxable Income.........................................  3
    Tax Authority...................................................  4
    Tax Returns.....................................................  4
    Taxes...........................................................  4

Section  2.        Preparation and Filing of Non-Federal Tax
                   Returns..........................................  4
         2.1.      Non-Federal Tax Returns..........................  4
         2.2.      Consistent Preparation of Combined Returns.......  4
         2.3.      Combined Returns for Periods that Include the
                   Effective Date...................................  5

Section  3.        Payment of Taxes.................................  5
         3.1.      Non-Federal Taxes for Combined Returns...........  5
         3.2.      True-up; Combined Taxes..........................  5

Section  4.        Redetermination..................................  6
         4.1.      Definition of Redetermination....................  6
         4.2.      Redetermination of Non-Federal Taxes.............  6

Section  5.        Audits, Disputes, Etc............................  7
         5.1.      Non-Federal Taxes................................  7
         5.2.      Notification.....................................  7

Section  6.        Mutual Cooperation...............................  8

Section  7.        Resolution of Certain Conflicts..................  9

Section  8.        Tax Returns for Periods Beginning on or After the
                   Effective Date...................................  9

Section  9.        Other Taxes......................................  9

Section 10.        Statute of Limitations...........................  9

Section 11.        Miscellaneous....................................  9


    a.             Effectiveness....................................   9
    b.             Entire Agreement.................................  10
    c.             Severability.....................................  10
    d.             Time of Payment..................................  10
    e.             Governing Law....................................  10
    f.             Notices..........................................  10
    g.             Modification or Amendment........................  12
    h.             Successors and Assigns...........................  12
    i.             No Third-Party Beneficiaries.....................  12
    j.             MMD Payments.....................................  12
    k.             Hoechst Payments.................................  12

Exhibits

Schedule 1(h)

     This Tax Allocation Agreement (the "Agreement"), is entered into between The Dow Chemical Company, a Delaware corporation ("DCC"), Marion Merrell Dow Inc., a Delaware corporation ("MMD"), and the Hoechst Corporation, a Delaware corporation ("Hoechst") on May 3, 1995.

                                  WITNESSETH:

     WHEREAS, DCC and certain of its affiliates own outstanding shares of common stock, par value $0.10 per share, of MMD;

     WHEREAS, MMD and its subsidiaries (hereafter collectively referred to as the "MMD Group") and DCC and its subsidiaries (excluding the MMD Group (or any member thereof)) (hereafter collectively referred to as the "DCC Group") file certain tax returns on a consolidated, combined, or unitary basis;

     WHEREAS, pursuant to the (i) Agreement and Plan of Merger, dated as of May 3, 1995 (the "Merger Agreement"), among MMD, DCC, Hoechst, and H Pharma Acquisition Corp., a Delaware corporation ("Acquisition"), and (ii) Stock Purchase Agreement, dated as of May 3, 1995 (the "Stock Purchase Agreement"), among Parent, Acquisition, DCC, Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of DCC, Dow Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of DCC, the DCC Group will cease to own any outstanding shares of common stock, par value $0.10 per share, of and will cease to file any tax returns with the MMD Group (or any members of the MMD Group) on a consolidated, combined, or unitary basis for any taxable periods beginning after the Effective Date (as defined herein);

     WHEREAS, it is the intent and desire of the parties hereto to provide for
(i) allocations of certain liabilities for Taxes (as defined herein), (ii) the preparation and filing of Non-Federal Tax Returns (as defined herein), (iii) the payment of Non-Federal Taxes (as defined herein), (iv) mutual cooperation provisions, and (v) certain related matters:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     Section 1. Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

          a. "Audit" includes any audit, assessment of Non-Federal Taxes, other examination by any Tax Authority (as defined herein), proceeding, or appeal of such proceeding relating to Non-Federal Taxes, whether administrative or judicial.

          b. "Combined Report" means any Combined Return where DCC makes all payments to the appropriate Tax Authority on behalf of all members of the MMD Group and the DCC Group.

          c. "Combined Reporting" means any Combined Return where the DCC Group and the MMD Group make separate payments to the appropriate Tax Authority on each entity's behalf.

          d. "Combined Return" means any Non-Federal Tax Return (including both Combined Reports and Combined Reporting) that is filed on a consolidated, combined, or unitary basis between or among (i) the MMD Group (or any member thereof) and (ii) the DCC Group (or any member thereof).

          e. "Combined Taxes" means all Non-Federal Taxes reported and paid on a Combined Return that are imposed on a consolidated, combined, or unitary basis with respect to the assets, earnings, and/or operations of (i) the MMD Group (or any member thereof) and (ii) the DCC Group (or any member thereof).

          f. "Effective Date" means the earlier of the consummation of the (i) Merger (as defined in the Merger Agreement) pursuant to the Merger Agreement or
(ii) completion of the acquisition of beneficial ownership of the Shares (as defined in the Stock Purchase Agreement) pursuant to the Stock Purchase Agreement.

          g. "Extended Due Date" means with respect to any Non-Federal Tax Return (including Combined Returns), the extended due date for filing the relevant Non-Federal Tax Return.

          h. "MMD Member Liability" shall equal, for each Combined Report, (i) the Separate Taxable Income for each member of the MMD Group that is included in a Combined Return and has nexus in the jurisdiction for which the Combined Return is filed divided by (ii) the sum of the Separate Taxable Income for all members of the MMD Group and the DCC Group that are included in the Combined Return and have nexus in such jurisdiction multiplied by (iii) the total Combined Tax for such Combined Report. Such MMD Member Liability described above is consistent with the method used in the past in determining such MMD Member Liability. A member of the MMD Group will be determined to possess or lack nexus with a state if either (i) such member was determined by MMD and DCC to have nexus with the state when the Combined Return in question was filed prior to the date of the signing of this Agreement or (ii) if a Combined Return has not been filed as of the date of signing of this Agreement, (a) the member of the MMD Group is listed as possessing or lacking nexus with respect to a state on Schedule 1(h) attached hereto; provided, however, unless MMD and DCC agree that a nexus determination on Schedule 1(h) is materially inaccurate pursuant to Wisconsin Department of Revenue v. William Wrigley, Jr., Co., 112 S. Ct. 2447
(1992) and Pub. L. No. 86-272, or (b) with respect to any state not specified on
Schedule 1(h), MMD and DCC shall, consistent with the past practice used with respect to the states listed in Schedule 1(h), determine the presence or absence of nexus pursuant to the general application of Wisconsin Department of Revenue
v. William Wrigley, Jr., Co., 112 S. Ct. 2447 (1992) and Pub. L. No. 86-272, unless the state determines that such member possesses or lacks nexus with the state and such determination is upheld in any administrative hearing or Tax litigation or is not being contested by MMD or DCC. A member of the DCC Group will be determined to possess or lack nexus with a state in a manner that is consistent with past practice and pursuant to the general application of Wisconsin Department of Revenue v. William Wrigley, Jr. Co., 112 S. Ct. 2447
(1992) and Pub. L. No. 86-272, unless the state determines that such member possesses or lacks nexus with the state and such determination is upheld in any administrative hearing or Tax litigation or is not being contested by DCC.

          i. "MMD Matter" shall have the meaning ascribed thereto in Section 5.1 of this Agreement.

          j. "Non-Federal Taxes" includes all state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, ad valorem, alternative or add-on minimum, capital stock, custom duty, disability, employment, environmental, estimated, excise, franchise, governmental fee or other like assessment or charge of any kind whatsoever, gross receipts, income, license, occupation, payroll, premium, profits, property (including real, personal, and intangible), registration, sales, severance, social security (or similar), stamp, transfer, unemployment, use, value-added, windfall profits, withholding, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          k. "Non-Federal Tax Return" means any return, declaration, statement, report, schedule, certificate, form, information return, or any other document (including any related or supporting information), including an amended return, required to be supplied to, or filed with, a Tax Authority with respect to Non-Federal Taxes;

          l. "Separate Taxable Income" means, for any Non-Federal jurisdiction, with respect to each member of the MMD Group and the DCC Group, the taxable income allocable to such jurisdiction for any taxable year (but in no case less than zero), determined without reference to any carrybacks or carryforwards of any net operating loss, net capital loss, charitable contribution or other item attributable to any other taxable period, as determined on a basis that is consistent with the manner in which the member of the MMD Group and DCC Group's Separate Taxable Income has been determined in the past. If no Combined Return has previously been filed with a Tax Authority, the Separate Taxable Income shall be determined by DCC in a reasonable manner in accordance with its past practice of computing Separate Taxable Income in Non-Federal Tax Returns filed with other Tax Authorities.

          m. "Tax Authority" includes any federal, state, local, foreign or other governmental authority responsible for the administration of any Taxes (domestic, foreign, or possessions).

          n. "Tax Returns" shall mean Non-Federal Tax Returns and all federal tax returns (including federal income tax returns);

          o. "Taxes" shall mean Non-Federal Taxes and all federal taxes (including federal income taxes).

     Section 2.  Preparation and Filing of Non-Federal Tax Returns.

          2.1. Non-Federal Tax Returns. With respect to any Combined Return filed after the Effective Date, DCC shall prepare, or cause to be prepared, such Combined Return consistent with past practice. MMD shall provide to DCC all finalized and complete information necessary for DCC to prepare the Combined Return (including, but not limited to, a pro forma federal income tax return) no later than 26 days prior to the Extended Due Date of such Combined Return. With respect to each such Combined Return, DCC shall prepare a finalized and complete pro forma Combined Return that is reasonably acceptable to MMD and suitable for filing with the appropriate Tax Authority. DCC shall submit each pro forma Combined Return to MMD, for MMD's review and approval (which approval shall not be withheld so long as the Combined Return is prepared in accordance with past practice), no later than two weeks prior to the Extended Due Date. MMD shall review such pro forma Combined Return within one week of receipt of such Combined Return. Upon filing a Combined Return with the appropriate Tax Authority, DCC shall provide MMD with a copy of the Combined Return that has been filed with the appropriate Tax Authority. DCC shall not file any Combined Return with respect to the Non-Federal Taxes of any jurisdiction for which DCC would not have filed a Combined Return under its past practice unless required to do so by the appropriate Tax Authority.

          2.2. Consistent Preparation of Combined Returns. The Combined Returns described in this Section 2, shall be prepared on a basis that is consistent with the manner in which such Combined Returns were prepared and filed prior to the date hereof, unless a contrary treatment is required by law or final or temporary regulation or MMD and DCC otherwise agree. If no Combined Return has previously been filed with a Tax Authority, DCC shall prepare, or cause to be prepared, the Combined Return in accordance with its past practice of preparing, or causing to be prepared, Combined Returns with other Tax Authorities.

          2.3 Combined Returns for Periods that Include the Effective Date. With respect to any Combined Returns that include periods after the Effective Date, DCC shall file a Combined Return with the appropriate Tax Authority reflecting income, gain, loss, deductions or credits of each included member of the MMD Group and the DCC Group for the period up to and including the Effective Date based on a closing of the member of the MMD Group's books on the Effective Date. Each of the members of the MMD Group shall prepare and provide to DCC a closing of the books computation. However, if either (i) a specified method is mandated by the Tax Authority or (ii) the Tax Authority refuses to accept a Combined Return prepared on such a basis and requires DCC to include income, gain, loss, deductions or credits of any member of the MMD Group in the Combined Return on a different basis, such Combined Return or any amended Combined Return shall be prepared in accordance with such rules.

     Section 3.  Payment of Taxes.

          3.1. Non-Federal Taxes for Combined Returns. Consistent with past practice, DCC shall pay, or cause to be paid, to the appropriate Tax Authorities all Combined Taxes, if any, due and payable for all Combined Reports. Members of the MMD Group shall pay any refunds received from a Tax Authority with respect to a Combined Report within 30 days of receipt of such refund; provided, however that the payment of a refund shall not reduce, or offset any obligation that DCC may have under Section 4.2 hereof.

          3.2.  True-up; Combined Taxes.  Within 90 days after the earlier of
(i) filing any Combined Report or (ii) paying any Combined Tax, DCC shall prepare, or cause to be prepared, and submit to each member of the MMD Group a true-up calculation, as determined on a basis that is consistent with the manner in which such calculations have been determined in the past that computes the MMD Member Liability calculated pursuant to Section 1(h) of this Agreement for such period. Each member of the MMD Group shall promptly review such calculation, and, unless such member has any reasonable objections, shall make a cash payment to DCC equal to the MMD Member Liability within 20 days of the receipt of the true-up calculation.

     Section 4.  Redetermination.

          4.1. Definition of Redetermination. In the event of any (i) determination by a Tax Authority that any member of the DCC Group is required to file a Combined Return with any member of the MMD Group for a taxable period (where DCC and such member of the MMD Group did not file a Combined Return with such Tax Authority for such taxable period) or (ii) redetermination of (a) any Tax item of income, gain, loss, deduction, or credit or any other item affecting the Tax liability of MMD or DCC for any Combined Return of any member of the MMD Group or the DCC Group that is includable in a Combined Return or (b) the question whether a member of the MMD Group or DCC Group has nexus to a particular state, all as a result of a final assessment, settlement, or compromise with any Tax Authority (including any federal adjustment) or a judicial decision that has become final (collectively, a "Redetermination"), (i) DCC shall recompute (a) the Combined Taxes, (b) the Separate Taxable Income of each member of the MMD Group or DCC Group, and (c) the MMD Member Liability to take into account such Redetermination (ii) DCC shall provide such computations to MMD for MMD's review and approval (which approval shall not be unreasonably withheld) (iii) MMD shall review such computations within five days of receipt of such computations, and (iv) upon obtaining MMD's approval, DCC shall file, to the extent permitted or required by law, an amended Combined Return with the appropriate Tax Authority. Upon filing an amended Combined Return with the appropriate Tax Authority, DCC shall provide MMD with a copy of the original Combined Return (unless previously provided) and the amended Combined Return that has been filed with the appropriate Tax Authority.

          4.2. Redetermination of Non-Federal Taxes. If a Redetermination results in an increase or decrease in the MMD Member Liability calculated pursuant to Section 1(h) of this Agreement, each member of the MMD Group shall pay to DCC any increase in the MMD Member Liability for such year within ninety days of DCC's payment of any additional Combined Tax to the appropriate Tax Authority and DCC shall pay to each member of the MMD Group any decrease in the MMD Member Liability for such year within ninety days of DCC's receipt of a refund from the appropriate Tax Authority. If there is no increase or decrease in Combined Taxes as a result of the Redetermination or DCC otherwise makes no payment or receives no refund from the appropriate Tax Authority, MMD or DCC shall make any payment due pursuant to Section 4.1 to their respective counterpart within ninety days of the Redetermination.

     Section 5.   Audits, Disputes, Etc

          5.1. Non-Federal Taxes. DCC shall have the sole authority to defend and contest a claim made by a Tax Authority on Audit or by appropriate claim for refund or credit of Combined Taxes with respect to any Combined Returns; provided, however, that DCC shall (i) act in good faith with respect to the MMD Group in defending and settling a claim, (ii) not act in a manner that at the same time would benefit DCC (or any of its affiliates) and adversely affect the MMD Group, and (iii) not settle any Non-Federal Tax matter for which MMD may have liability under this Agreement ("MMD Matter") without the prior written consent of MMD, which consent shall not be unreasonably withheld. In the event MMD wants to contest a MMD Matter, MMD may request DCC's written consent, which consent shall not be unreasonably withheld, that MMD be entitled to contest, resolve and defend against any MMD Matter, at MMD's expense; provided, however, that DCC shall not be obligated to provide such requested consent, if DCC determines that (i) MMD may assert a position with respect to such MMD Matter that is contrary to or undermines a position that has been or may be asserted by DCC with respect to a similar Non-Federal Tax matter or (ii) provision of such consent would unreasonably delay or hinder DCC's resolution of any Audit or other Non-Federal Tax matter. DCC shall have the exclusive right to file any amended Combined Return or sign a closing agreement; provided, however, that DCC shall not file any such amended Combined Return or sign a closing agreement that contains a MMD Matter without the prior written consent of MMD, which consent shall not be unreasonably withheld. However, nothing herein shall (i) entitle MMD to interfere with DCC's right to take any actions it deems appropriate in connection with the disposition of any proposed adjustments on Tax Returns filed by DCC (other than Combined Returns, but including, but not limited to, federal Tax Returns) or (ii) entitle DCC to interfere with MMD's right to take any actions it deems appropriate in connection with the disposition of any Tax Returns filed by MMD (including, but not limited to, federal Tax Returns).

          5.2. Notification. The parties shall forward to their respective counterpart any notice of any pending or threatened Audit (including any federal audit) or other proceeding within 20 days of the party's receipt of such notice that may affect such counterpart's liability for Taxes. The parties shall promptly notify their respective counterpart of any proposed adjustment of any item on any Tax Return within 20 days of receipt of notice of the proposed adjustment if such proposed adjustment may affect the Tax liability of the counterpart. The parties shall advise the other party of the status of any conferences, meetings and proceedings with Tax Authorities or appearances before any court pertaining to such adjustment or adjustments on any Combined

Return or any other Tax Return that may affect the Tax liability of the other party and shall advise the other party of the outcome of such proceedings.

     Section 6. Mutual Cooperation. DCC and MMD (or any subsidiaries or successors of such entities) shall cooperate with each other in the filing of any Tax Return, amendment thereto, or consent contemplated by this Agreement and to take such action as such other party may reasonably request, including (but not limited to):

          a. providing data for the preparation of any original or amended Tax Returns;

          b. cooperating fully with each other in connection with (i) the preparation and filing of any Combined Returns, (ii) the computation of the MMD Member Liability (including adjustments to the MMD Member Liability as a result of Redetermination), and (iii) the exchange of information relating to the operations and business of the MMD Group or the DCC Group which is relevant to the MMD Group or the DCC Group in preparing any Tax Returns required to be filed by DCC or MMD (or any of their respective affiliates), including, but not limited to, information relating to (a) intercompany loans between the MMD's subsidiaries and DCC or its subsidiaries that trigger United States federal income tax under the Internal Revenue Code, and require DCC to provide detailed information on the sourcing of interest payment by MMD subsidiaries and (b) the calculations of the research and development credit for MMD which is currently calculated as part of the DCC credit. Such cooperation shall include, without limitation, the furnishing of or making available of records, books of account or other materials and access to personnel of MMD and DCC (and their affiliates) necessary or helpful for the preparation of Tax Returns or the defense against assertions of any Tax Authority (including any federal tax authority) as to any Tax Returns, so long as such access does not unreasonably interfere with the business activities of such personnel. The requesting party shall pay any out-of-pocket expenses incurred by the other party but will not compensate the other party for other expenses, including time spent by employees of the other party assisting the requesting party;

          c. cooperating in any Audit (including any federal audit), including the execution of limited powers of attorney that do not permit the entry into of any settlement agreement, unless otherwise mutually agreed to by the parties;

          d. filing protests or otherwise contesting any Audit (including any federal audit), including the filing of petitions for redetermination or prosecuting actions for refund in any court and pursuing the appeal of any such actions;

          e. retaining and providing on demand books, records, documentation or other information relating to any Tax Return until the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof), providing additional information and explanation of material provided hereunder, and the use of the parties' commercially reasonable efforts to obtain any documentation from a governmental authority or third party that may be necessary or helpful in connection with the foregoing.

     Section 7. Resolution of Certain Conflicts. In the event that DCC and MMD cannot agree on the calculation of any MMD Member Liability, Separate Taxable Income, or other amount covered by this Agreement, DCC and MMD will engage an independent, certified public accounting firm of national reputation, reasonably acceptable to each party, to make such calculation and the decision of such firm will be conclusive. Such calculation shall be made in accordance with the terms of this Agreement and past practice between DCC and MMD. The cost of such engagement will be borne solely by the party that does not prevail in substantial part in the determination of the firm that is engaged; provided, however, that if such firm determines that neither party prevailed in substantial part, the cost of such engagement shall be shared equally by DCC and MMD.

     Section 8. Tax Returns for Periods Beginning on or After the Effective Date. Except as where required by law, DCC shall not prepare any Combined Returns or file any Combined Returns with a Tax Authority for Tax periods beginning on or after the day after the Effective Date.

     Section 9. Other Taxes. To the extent DCC pays any Taxes (including, but not limited to payroll taxes, but other than Taxes specifically covered by another section of this Agreement) on behalf of the MMD Group for any period up to and including the Effective Time, DCC will continue to rebill the MMD Group for any Taxes paid on behalf of such members and such members of the MMD Group agree to make payments to DCC of such amounts within twenty days of the receipt of such bill and supporting documentation including a written explanation reasonably satisfactory to MMD.

     Section 10. Statute of Limitations. MMD, and each member of the MMD Group, agrees to extend the statute of limitations on any Combined Returns to the extent requested by DCC.

     Section 11.  Miscellaneous.

          a. Effectiveness. This Agreement will be effective as of the Effective Date.

          b. Entire Agreement. Except as provided in the Merger Agreement, this Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter.

          c. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

          d. Time of Payment. Any payment required to be made under this Agreement for which the terms of payment are not specifically provided elsewhere in this Agreement shall be paid within 90 days following the date on which the amount of the underlying liability to which such payment relates is paid. Any amount required to be paid under this Agreement, which is not paid by the end of such 90-day period, will thereafter bear interest at the 90-day London Interbank Offered Rate plus 50 basis points from the date of such payment to the appropriate Tax Authority to the date of full payment to the appropriate party hereunder.

          e. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

          f. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

          if to MMD or a member of the MMD Group:

           Marion Merrell Dow Inc.
           9300 Ward Parkway
           Kansas City, Missouri 64114
           Fax: (816) 966-3235
           Attention: Kevin M. Hartley (Tax Department) with a copy to:

           Hoechst Celanese Corporation
           Route 202-206
           P.O. Box 2500
           Somerville, New Jersey 08876-1258
           Fax:  908-231-4811
           Attention:  John M. Kacani
                    Vice-President Taxes

          and a copy to:

           Skadden, Arps, Slate, Meagher & Flom
           1440 New York Ave., N.W.
           Washington, D.C. 20005
           Fax:  202-393-5760
           Attention:  J. Phillip Adams
                         and
                       Clifford R. Gross

          and a copy to:

           Shook, Hardy & Bacon PC
           One Kansas City Street
           1200 Main Place
           Kansas City, Missouri 64105-2118
           Fax: 816-421-5547
           Attention:  Richard D. Martinson

          if to DCC, to:

           The Dow Chemical Company
           2030 Dow Center
           Midland, Michigan 48674
           Fax: 517-636-5850
           Attention: Dorra Bost (Tax Department)

          with a copy to:

           Mayer, Brown & Platt
           190 South LaSalle Street
           Chicago, Illinois 60603-3491
           Fax: 312-707-7711
           Attention:  Scott J. Davis
                         and
                       Timothy C. Sherck

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

          g. Modification or Amendment. This Agreement may not be modified or amended without the prior written consent of DCC, Hoechst, and MMD.

          h. Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned or delegated without the prior written consent of the other party. All of the provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          i. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

          j. MMD Payments. To the extent that any member of the MMD Group fails to make any payments due to DCC provided under the terms of this Agreement on a timely basis, MMD shall become liable for such payments and will make such payments pursuant to the terms of this Agreement.

          k. Hoechst Payments. To the extent that MMD fails to make any payments due to DCC provided under the terms of this Agreement on a timely
basis, Hoechst   shall become liable for such payments and will make such
payments pursuant to the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                The Dow Chemical Company


                                By:
                                    ---------------------------------------

                                Title:
                                       ------------------------------------

                                Date:
                                      -------------------------------------


                                Marion Merrell Dow Inc.


                                By: Fred W. Lynes Jr.
                                    ---------------------------------------

                                Title: Chairman and Chief Executive Officer
                                       ------------------------------------

                                Date:
                                      -------------------------------------


                                Hoechst Corporation


                                By:
                                    ---------------------------------------

                                Title:
                                       ------------------------------------

                                Date:
                                      -------------------------------------



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                The Dow Chemical Company


                                By: Charlie J. Helen
                                    ---------------------------------------

                                Title: Tax Director and Asst. Secretary
                                       ------------------------------------

                                Date: May 3, 1995
                                      -------------------------------------


                                Marion Merrell Dow Inc.

                                By: Charles D. Delta
                                    ---------------------------------------

                                Title: Vice President
                                       ------------------------------------

                                Date: May 3, 1995
                                      -------------------------------------


                                Hoechst Corporation

                                By:
                                    ---------------------------------------

                                Title:
                                      -------------------------------------

                                Date:
                                      -------------------------------------

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                The Dow Chemical Company


                                By:
                                    ---------------------------------------

                                Title:
                                       ------------------------------------

                                Date:
                                      -------------------------------------

                                Marion Merrell Dow Inc.


                                By:
                                    ---------------------------------------

                                Title:
                                       ------------------------------------

                                Date:
                                      -------------------------------------

                                Hoechst Corporation


                                By: Harry Benz
                                    ---------------------------------------

                                Title: Secretary and Treasurer
                                       ------------------------------------

                                Date: May 3, 1995
                                      -------------------------------------

SCHEDULE 1(h) TO THE TAX ALLOCATION AGREEMENT
UNITARY STATES


                                                         DOMESTIC SUBS                                   FOREIGN OR POSSESSIONS SUBS
                           --------------------------------------------------------------------------    ---------------------------
                                                                     MARION                                               MARION'S
                           MARION        MERRELL                     MERRELL                ALL OTHER    RC SEG. 838     CONTROLLED
                           MERRELL         DOW           RUGBY       CONSUMER     MARISUB   DOMESTIC      MARION &         FOREIGN
      STATE:               DOW INC   PHARMACEUTICALS   GROUP INC   PRODUCTS INC      V        SUBS         COMPANY      CORPORATIONS
- -----------------          -------   ---------------   ---------   ------------   -------   ---------    -----------    ------------
(1) ARIZONA                   X                                         X
(2) CALIFORNIA                X                            X            X
(3) MAINE                     X                                         X
(4) MONTANA                   X                            X            X
(5) NEW HAMPSHIRE             X                                         X
(6) UTAH                      X                                         X



X - DENOTES A NEXUS PRESENCE AS HISTORICALLY DEFINED AND INTERPRETED BY NMD AND DCC.

THE ABSENCE OF AN X MEANS: THERE IS NO NEXUS PRESENCE AS HISTORICALLY DEFINED AND INTERPRETED BY NMD AND DCC.